Exhibit 4.2
CERTIFICATE OF DESIGNATIONS
OF
SERIES B VOTING PREFERRED STOCK
OF
POSTROCK ENERGY CORPORATION
     POSTROCK ENERGY CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:
     The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the certificate of incorporation and the Bylaws of the Corporation and applicable law, at a meeting duly called and held on September 1, 2010, adopted the following resolution creating a series of 500,000 shares of Preferred Stock of the Corporation designated as “Series B Voting Preferred Stock”:
     RESOLVED, that pursuant to the authority vested in the Board of Directors and in accordance with the provisions of the certificate of incorporation of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the certificate of incorporation of the Corporation that are applicable to Preferred Stock of all series), of the shares of such series, are as follows:
     Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Series B Voting Preferred Stock”
(“Series B”). Each share of Series B shall be identical in all respects to every other share of Series B.
     Section 2. Number of Shares. The authorized number of shares of Series B shall be 500,000. Shares of Series B that are purchased or otherwise acquired by the Corporation may thereafter be reissued or otherwise disposed of by the Corporation in accordance herewith or may be retired and cancelled by the Corporation.
Section 3. Definitions. As used herein with respect to Series B:
          (a) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
          (b) “Certificate of Designations” means this Certificate of Designations relating to the Series B, as it may be amended from time to time.

          (c) “Certification of Incorporation” means the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
          (d) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
          (e) “Fractional Share” means one one-hundredth of a share of Series B.
          (f) “Preferred Stock” means any and all series of preferred stock, par value $0.01 per share, of the Corporation, including the Series B.
          (g) “Purchase Agreement” means the Securities Purchase Agreement, dated as of September 2, 2010, as amended from time to time, between the Corporation, White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P., including all schedules and exhibits thereto.
          (h) “Redeemable Date” means, with respect to any share of Series B, the day immediately following the Expiration Time (as defined in the Warrants) of the Warrant that is part of the unit with such share of Series B.
          (i) “Series A” means the Preferred Stock designated as “Series A Cumulative Redeemable Preferred Stock.”
          (j) “Warrants” means the Warrants to purchase shares of Common Stock, issued pursuant to the Purchase Agreement, including Section 1.4 thereof.
          (k) “Voting Stock” means Series B and Common Stock.
     Section 4. Dividends. No dividends shall be paid to the holders of Series B.
     Section 5. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B shall be entitled to receive for each share of Series B, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and any distributions of such assets or proceeds made to or set aside for the holders of Series A, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series B as to such distribution, payment in full in an amount equal to $0.01 per share. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

     Section 6. Conversion, Redemption and Other Rights.
          (a) The Series B is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and no share of Series B may be redeemed prior to its applicable Redeemable Date.
          (b) On and from time to time after each Redeemable Date, the Corporation may, at its option, redeem, in whole or in part, the then-outstanding shares of Series B issued on a date on or prior to the date that is ninety (90) months before such Redeemable Date, at a redemption price per share equal to $0.01. The redemption price for any such shares of Series B shall be payable on the applicable redemption date selected by the Corporation to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. The Corporation may elect to pay the redemption price in cash or whole shares of Common Stock of the Corporation with a value equal to the Market Price (as defined in the Warrant) on the trading day immediately preceding the redemption date
          (c) If on or before each redemption date all funds or shares of Common Stock necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the applicable redemption date all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on the applicable redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price payable on such redemption from such bank or trust company, without interest. Any funds or shares of Common Stock unclaimed at the end of ninety days from the applicable redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     Section 7. Transfer; Surrender Upon Exercise of Warrants. Each Fractional Share of Series B shall be issued as a unit with a Warrant, or portion thereof, representing the right to purchase one share of Common Stock and may only be sold or otherwise transferred concurrently with the sale of such Warrant. Any sale or transfer, or purported sale or transfer, of shares or Fractional Shares of Series B shall be null and void, and the Corporation shall have no obligation to effect any transfer, unless the foregoing transfer restrictions are strictly observed. In the event that a holder of Series B exercises its right to acquire Common Stock of the Corporation pursuant to a Warrant, such holder shall surrender to the Corporation a number of Fractional Shares of Series B of such holder equal to the number of shares of Common Stock purchased upon exercise of such Warrant. In no event shall the Corporation issue any shares of Series B, or Fractional Shares, other than in connection with the issuance of Warrants pursuant to and in accordance with the Purchase Agreement and otherwise in connection with such Warrants.
     Section 8. Voting Rights.
          (a) Each full share of Series B shall be entitled to 100 votes, with each Fractional Share being entitled to one vote. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the holders of Series B shall be entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of Common Stock of the Corporation, with the Series B and Common Stock voting together as a single class; provided, however, that (i) until December 31, 2011, the holders of Series B and their affiliates shall not be entitled, with respect to all shares, including Fractional Shares, of Series B and other Voting Stock owned by them, to more votes than the number equal to the product of (A) 45 and (B) the quotient obtained by dividing (x) the number of votes all other holders of Voting Stock are entitled to by (y) 55, and (ii) after December 31, 2011, the holders of Series B and their affiliates shall not be entitled, solely with respect to all shares, including Fractional Shares, of Series B owned by them, to more votes than the number equal to the product of (A) 45 and (B) the quotient obtained by dividing (x) the number of votes all other Voting Stock (including such Voting Stock owned by the holders of Series B and their affiliates) is entitled to by (y) 55. If more than one person holds Series B, then the voting rights of such persons shall be reduced pro rata according to their ownership percentages in order to comply with this limitation. Any share, including any Fractional Share, of Series B and, if applicable, other Voting Stock with respect to which the holders of Series B and their affiliates are not entitled to vote pursuant to the limitations in this Section 8(a), shall not be considered, in determining whether a quorum is present at any meeting of stockholders of the Corporation, as outstanding shares of capital stock entitled to vote at such meeting.
          (b) So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series B at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
               (i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to change the rights, preferences, privileges or voting powers of the Series B;
               (ii) Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase or decrease the authorized amount of, any shares of Series B;
               (iii) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B.
Notwithstanding anything herein to the contrary, in no event shall any holder of full shares or Fractional Shares of Series B be entitled to (i) vote on any matter on which the Series B is entitled to vote unless such holder shall also be the record holder of the corresponding Warrant that is part of the unit with such shares or Fractional Shares and (ii) cast a number of votes in excess of the number of shares purchasable upon exercise of the Warrants of which such holder is the record holder. Furthermore, except as provided by law, no share or Fractional Share of Series B shall have any voting rights following the Redeemable Date for such share.
     Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.
     Section 10. Notices. All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.
     Section 11. No Preemptive Rights. No share of Series B shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
     Section 13. Other Rights. The shares of Series B shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
[Signature Page Follows.]

     In Witness Whereof, POSTROCK ENERGY CORPORATION has caused this certificate to be signed this 17th day of September, 2010.

POSTROCK ENERGY CORPORATION

By:	/s/ David C. Lawler
David C. Lawler
Chief Executive Officer